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Exhibit 99.(a)(1)(M)

Date:	February 7, 2007
To:	[Eligible Optionee]
From:	equity@adobe.com
Subject:	Extension of Expiration Time of the Offer to Amend Eligible Options and Amendment No. 3 to the Offering Memorandum

        As you know, Adobe Systems Incorporated is conducting an offer to amend certain outstanding options, as described in more detail in our Offer to Amend Eligible Options dated January 4, 2007 (the "Offering Memorandum") and the related Election Form (the "Election Form" which, together with the Offering Memorandum, as each may be amended or supplemented from time to time, constitute the "Offer"), copies of which you should have already received.

        The Offer was initially scheduled to expire at 11:59 p.m., Pacific Time, on February 1, 2007. On February 1, 2007, we extended the Offer until 11:59 p.m., Pacific Time, on Thursday, February 8, 2007. We are hereby extending the Offer until 11:59 p.m., Pacific Time on Friday, February 9, 2007. Accordingly, the new Expiration Time of the Offer (as described in the Offering Memorandum) is 11:59 p.m., Pacific Time, on Friday, February 9, 2007. In addition to the second extension of the Expiration Time, we have updated the Offering Memorandum to make the following changes:

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  We have moved the Cash Payment (as described in the Offering Memorandum) forward. The Cash Payment will now be paid on January 2, 2008, rather than in the last payroll cycle of January 2008.

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  We updated the "Financial" and "Litigation" Sections of Item 17 of the Offering Memorandum to reflect the filing of our Annual Report on Form 10-K/A for the fiscal year ended December 1, 2006, which we filed with the SEC on February 6, 2007.

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  We updated Item 9 of the Offering Memorandum to reflect that Mark Garrett was appointed as Adobe's Executive Vice President and Chief Financial Officer on February 7, 2007, as described in our Current Report on Form 8-K describing this appointment and Mr. Garrett's employment arrangements with Adobe as filed with the SEC on January 26, 2007.

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  We updated Item 17 of the Offering Memorandum to reflect the recent filing of our Annual Report on Form 10-K/A for the fiscal year ended December 1, 2006, which we filed with the SEC on February 6, 2007, and the filing of two additional Current Reports on Form 8-K, which were filed with the SEC on January 26, 2007 and January 30, 2007, respectively.

        All other terms and conditions of the Offer remain the same. We have attached Amendment No. 3 of the Offering Memorandum with the changes described above for your review and consideration.

        The staff of the SEC has selected our Offer documents for review. While the review is pending, we will not complete the Offer. We are striving to respond to the staff's comments as promptly as possible. Although at this time we are extending the Expiration Time of the Offer until February 9, 2007, it is possible that further extensions will be necessary. If we further extend the Expiration Time, we will advise you by a similar notice.

        The extension of the Offer will afford Eligible Optionees additional time in which to evaluate and respond to the Offer. If you have already submitted a properly completed Election Form in accordance with the terms of the Offer and do not wish to change your decision to participate in the Offer, you do not need to do anything at this time. If you wish to amend your Eligible Options in accordance with the terms of the Offer and have not already responded by submitting a properly completed and signed Election Form in accordance with the terms of the Offer, we encourage you to do so as soon as possible and in any event before 11:59 p.m., Pacific Time, on February 9, 2007.

        You should read these Offer documents carefully because they contain important information about the Offer. We have filed these and related Offer documents with the SEC, and you can obtain them for free at the SEC's web site (www.sec.gov).

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  Exhibit 99.(a)(1)(M)